Exhibit 10.2

OPTICAL CABLE CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 11, 2011 by and between OPTICAL CABLE CORPORATION, a Virginia corporation, hereinafter called the “Corporation”, and Neil D. Wilkin, Jr. called “Executive”, and provides as follows:

RECITALS

WHEREAS, the Corporation is a manufacturer and seller of fiber optic and copper data communications cabling and connectivity products, with its capital stock traded on the Nasdaq Global Market;

WHEREAS, Executive has been involved in the executive management of the business and affairs of the Corporation and possesses managerial experience, knowledge, skills and expertise required by the Corporation;

WHEREAS, the employment of Executive by the Corporation is in the best interests of the Corporation and Executive; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Executive’s continued employment by the Corporation as hereinafter set forth;

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties covenant and agree as follows:

Section 1. Employment.

(a) Executive shall be employed as Chief Executive Officer and President of the Corporation and shall discharge such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors, including general responsibility for the business of the Corporation.

(b) Executive shall be nominated by the Board of Directors for election to the Corporation’s Board of Directors as long as he is the Chief Executive Officer and President of the Corporation.

Section 2. Term of Employment.

The initial term of this Agreement shall end on October 31, 2014. However, on November 1, 2012 and each November 1 thereafter the term of this Agreement shall be renewed and extended by one year unless Executive or the Corporation notifies the other in writing thirty (30) days prior to such date(s) that the term shall not be renewed and extended.

Section 3. Exclusive Service.

Executive shall devote his best efforts and full time to rendering services on behalf of the Corporation in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to an executive officer.

Section 4. Salary.

(a) As compensation while employed hereunder, Executive, during his faithful performance of this Agreement shall receive an initial annual base salary of $370,000, payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Board of Directors or an appropriate committee thereof, in its discretion, may increase Executive’s base salary during the term of this Agreement.

(b) The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and the Corporation. The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(c) Except as otherwise expressly set forth herein, no compensation shall be paid pursuant to this Agreement in respect of any calendar month subsequent to any termination of Executive’s employment by the Corporation.

Section 5. Corporate Benefit Plans.

Executive shall be entitled to participate in or become a participant in any employee health, welfare and benefit plans maintained by the Corporation for which he is or will become eligible.

Section 6. Bonuses.

Executive shall participate in executive bonus programs, as established from time to time by the Board of Directors, or an appropriate committee thereof. This includes participation in the Optical Cable Corporation 2011 Senior Leadership Team Annual Bonus Criteria, pursuant to which Executive is being provided with a 100% annual target bonus opportunity (as a percentage of annual base salary) for the Corporation’s fiscal year 2011 which, unless otherwise provided herein, is contingent on achievement of quantified corporate goals.

Section 7. Equity Compensation.

Executive shall participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan, the Optical Cable Corporation 2011 Stock Incentive Plan, and any successor plans. Grants under such plans are subject to approval by the Board of Directors or an appropriate committee thereof.

Section 8. Expense Account.

The Corporation shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include business meals, out-of-town lodging, travel expenses, reasonable professional fees and dues. Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Executive following receipt and verification of such reports.

Section 9. Paid Time Off (PTO).

Executive shall be entitled to receive under the Corporation’s Paid Time Off (“PTO”) program (or under any alternative program adopted in the future for vacation and sick time) the greater of (i) 248 hours of time away from work with continued compensation (PTO days) or (ii) the number of hours other similarly positioned employees would be eligible to receive based on years of service. The Corporation’s PTO program provides for both vacation and sick time off with pay. The PTO days for any calendar year will be earned on January 1 of such calendar year. At the end of each calendar year, Executive shall be entitled to carry-over up to 120 unused PTO hours to the next calendar year.

Section 10. Termination.

(a) Resignation by Executive without Good Reason.

Executive may resign and terminate this Agreement upon written notice to the Corporation as provided herein. In the event Executive’s employment under this Agreement is terminated by the resignation of Executive without Good Reason (as hereinafter defined), Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(b) Termination by Corporation for Cause.

The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for (i) material breach of this Agreement by Executive which breach is not cured within 30 days of receipt by Executive of written notice from the Corporation specifying the breach; (ii) Executive’s gross negligence in the performance of his material duties hereunder; (iii) intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the reasonable directives of the Board of Directors, or the Corporation’s policies and procedures, which actions continue for a period of at least 30 days after receipt by Executive of written notice of the need to cure or cease; (iv) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Corporation, that in the reasonable judgment of the Board of Directors materially and adversely affects the Corporation; or (v) Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(c) Termination by Corporation without Cause or by Executive for Good Reason.

(1) The Corporation may terminate Executive’s employment other than for Cause (as defined above) at any time upon written notice to Executive, which termination shall be effective no sooner than thirty (30) days after such written notice to Executive. Executive may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined.

(2) Except as otherwise provided in Section 10(c)(3) of this Agreement, in the event Executive’s employment is terminated either: by the Corporation other than for Cause; or by Executive for Good Reason, then:

(i) Beginning on the six-month anniversary of the date of Executive’s termination of employment, Executive shall receive a monthly amount equal to one-twelfth (1/12) the rate of his annual base salary in effect immediately preceding such termination for twenty-four (24) months at the times such payments would have been made in accordance with Section 4(a).

(ii) Executive shall receive a payment in cash on the date his employment terminates equal to twenty-four twelfths (24/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to him in respect of each of the three (3) fiscal years of the Corporation prior to the fiscal year in which his employment terminates (or such average over the shorter period of Executive’s employment, if applicable), or (z) the amount of the target bonus opportunity contemplated in Section 6 of this Agreement, in each case as in effect prior to the termination of Executive’s employment.

(iii) On or before Executive’s last day of employment with the Corporation (unless another period is mutually agreed upon by the parties), the Corporation shall pay to Executive as compensation for services rendered to the Corporation a cash amount (subject to applicable payroll or other taxes required to be withheld) equal to a pro-rated portion of Executive’s then annual bonus contemplated in Section 6 of this Agreement for the fiscal year in which Executive is terminated that is equal to the greater of: (y) the amount of the annual cash bonus earned by him through his date of termination (but for his termination) as calculated under the then applicable annual bonus plan irrespective of any condition in such annual bonus plan regarding Executive’s continued employment through the end of such bonus period and/or the date of bonus payment, or (z) the amount of his target bonus opportunity contemplated in Section 6 of this Agreement, in each case as in effect prior to the termination of Executive’s employment.

(iv) If Executive elects continuation coverage under a group health plan of the Corporation under COBRA and pays the applicable premiums, then, in accordance with Treasury Regulations Section 1.409A-1(b)(9)(v)(B), Executive will be entitled to receive reimbursement from the Corporation for premiums paid by Executive for such continuation of coverage for a period of eighteen (18) months. Further, Executive will be entitled to receive reimbursement from the Corporation for health insurance premiums paid by Executive for a period of six (6) months (after the initial 18-month period) whether such health insurance premiums are for COBRA continuation coverage or otherwise. In the event Executive is not eligible for COBRA during the six (6) months after the initial 18-month coverage continuation period, then any reimbursement to Executive for this six (6) month period shall be limited to an amount equal to the Corporation’s then latest COBRA rate for continuation of the same coverage.

(3) In the event a Change of Control occurs, and Executive’s employment is terminated either: by Corporation other than for Cause or by Employee for Good Reason, in each case within thirty (30) months after the occurrence of such Change of Control, then, the Corporation’s obligations under Section 10(c)(2) shall not apply, and in lieu thereof, the Corporation’s obligations, in addition to any other obligations set forth under this Agreement, are as follows:

(i) On or before Executive’s last day of employment with the Corporation (unless another period is mutually agreed upon by the parties), the Corporation shall pay to Executive as compensation for services rendered to the Corporation a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the aggregate total of a twenty-four (24) month continuation of his annual base salary, as in effect immediately preceding such termination.

(ii) On or before Executive’s last day of employment with the Corporation (unless another period is mutually agreed upon by the parties), the Corporation shall pay to Executive as compensation for services rendered to the Corporation a cash amount (subject to applicable payroll or other taxes required to be withheld) equal to twenty-four twelfths (24/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to him in respect of each of the three (3) fiscal years of the Corporation prior to the fiscal year in which his employment terminates (or such average over the shorter period of Executive’s employment, if applicable), or (z) the amount of his target bonus opportunity contemplated in Section 6 of this Agreement, in each case as in effect prior to the termination of Executive’s employment.

(iii) On or before Executive’s last day of employment with the Corporation (unless another period is mutually agreed upon by the parties), the Corporation shall pay to Executive as compensation for services rendered to the Corporation a cash amount (subject to applicable payroll or other taxes required to be withheld) equal to a pro-rated portion of Executive’s then annual bonus contemplated in Section 6 of this Agreement for the fiscal year in which Executive is terminated that is equal to the greater of: (y) the amount of the annual cash bonus earned by him through his date of termination (but for his termination) as calculated under the then applicable annual bonus plan irrespective of any condition in such annual bonus plan regarding Executive’s continued employment through the end of such bonus period and/or the date of bonus payment, or (z) the amount of his target bonus opportunity contemplated in Section 6 of this Agreement, in each case as in effect prior to the termination of Executive’s employment.

(iv) Upon Executive’s termination of employment, if Executive elects continuation coverage under a group health plan of the Corporation under COBRA and pays the applicable premiums, then, in accordance with Treasury Regulations Section 1.409A1(b)(9)(v)(B), Executive will be entitled to receive reimbursement from the Corporation for premiums paid by Executive for such continuation of coverage for a period of eighteen (18) months. Further, Executive will be entitled to receive reimbursement from the Corporation for health insurance premiums paid by Executive for a period of six (6) months (after the initial 18-month period) whether such health insurance premiums are for COBRA continuation coverage or otherwise. In the event Executive is not eligible for COBRA during the six (6) months after the initial 18-month coverage continuation period, then any reimbursement to Executive for this six (6) month period shall be limited to an amount equal to the Corporation’s then latest COBRA rate for continuation of the same coverage.

(v) In accordance with Treasury Regulations Section 1.409A-1(b)(9)(v)(A), in the event of Executive’s termination of employment, Executive will be entitled to receive reimbursement from the Corporation for reasonable out-placement service expenses, including job search services, paid by Executive. The services will be provided by a recognized out-placement organization selected by Executive with the approval of the Corporation (which approval will not be unreasonably withheld). The reimbursement of the service expenses will be provided for a period beginning on Executive’s termination of employment and ending on the second annual anniversary of Executive’s termination of employment with the Corporation.

(vi) Any benefits paid by the Corporation pursuant to Section 10(c)(3), or otherwise triggered by the occurrence of a Change of Control, will be grossed up by the Corporation as necessary to protect Executive from paying any excise taxes that may result from such benefits.

(4) Notwithstanding the provisions of Section 10(c)(2) and Section 10(c)(3) of this Agreement to the contrary:

(i) If Executive breaches Section 11, 12 or 13, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 10(c)(2) or Section 10(c)(3), as applicable; provided that the Corporation shall have provided Executive with a reasonable time to cease and desist and cure any such violation, if curable;

(ii) If, while he is receiving payments under Section 10(c)(2) or Section 10(c)(3), as applicable, Executive violates the provisions of Section 12, provided that the Corporation shall have provided Executive with a reasonable time to cease and desist and cure any such violation, if curable, such payments will cease and he will not thereafter be entitled to receive any compensation or benefits pursuant to Section 10(c)(2) or Section 10(c)(3), as applicable; and

(iii) The obligations of the Corporation to Executive under Section 10(c)(2) and Section 10(c)(3) are conditioned upon Executive’s signing a release of claims in a form satisfactory to the Corporation within sixty (60) days of the date he receives or gives notice of termination of his employment or the date he receives said release of claims from the Corporation, whichever is later, and upon his not revoking the release of claims thereafter.

(d) Termination Upon Executive’s Death.

This Agreement shall terminate upon death of Executive; provided, however, that in such event the Corporation shall pay to the estate of Executive his compensation including salary and accrued target bonus, if any, which otherwise would be payable to Executive through the end of the month in which his death occurs.

(e) Termination Upon Disability.

The Corporation may terminate Executive’s employment under this Agreement, after having established Executive’s disability, by giving to Executive written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the 120th day after receipt of such notice if within 120 days after such receipt Executive shall fail to return to the full-time performance of the essential functions of his position (and if Executive’s disability has been established pursuant to the definition of “disability” set forth below). Disability means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation and any Related Entities.

(f) Obligations Survive Termination or Expiration.

Notwithstanding the termination of Executive’s employment pursuant to any provision of this Agreement (including any expiration of this Agreement), the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 11, 12 and 13.

(g) Notice by Executive.

Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.

(h) Obligations Unconditional.

Except as set forth in Section 10(c)(4), the Corporation’s obligation to pay Executive the compensation provided in Section 10 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(i) Good Reason Defined.

For purposes of this Agreement, “Good Reason” shall mean:

(i) The assignment of duties to Executive by the Corporation which result in Executive having significantly less authority or responsibility than he has on the date hereof, without his express written consent;

(ii) The removal of Executive from or any failure to re-elect him to the position of Chief Executive Officer and President of the Corporation without his express written consent;

(iii) (y) Executive is not elected to serve on the Board of Directors, or (z) the Board of Directors fails to, or in the event of a Change of Control, the principal shareholders fail to, cause Executive to be nominated and put forth their best efforts to elect Executive to the Board of Directors;

(iv) Requiring Executive to maintain his principal office (y) at a location outside of a 50 mile radius of the Corporation’s principal executive offices at the time of this Agreement, or (z) at a location other than the principal executive offices of the Corporation;

(v) A reduction by the Corporation of Executive’s base salary, as the same may have been increased from time to time;

(vi) The failure of the Corporation to provide Executive with substantially the same material fringe benefits that are provided to him at the inception of this Agreement (including, but not limited to, participation in bonus programs or equity incentive programs);

(vii) The Corporation’s failure to comply with any material term of this Agreement;

(viii) The occurrence of a Change of Control;

(ix) The Corporation notifying Executive pursuant to Section 2 of this Agreement, that the Corporation does not intend to renew or extend this Agreement; or

(x) The failure of the Corporation to obtain the assumption of, and agreement to perform, this Agreement by any successor.

(j) Change of Control.

For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within three years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

In the event a Change of Control occurs, all unvested equity participation grants by the Corporation to Executive will immediately vest and shall be exercisable over the period of time set forth in the granting documents. Notwithstanding the foregoing, in the event of a material disagreement between this Agreement and any equity granting documents regarding the definition of a Change of Control that impacts the vesting of unvested equity participation grants under this provision, the definition of a Change of Control set forth in the equity granting documents shall control with respect to the equity grants to which such documents relate.

(k) Solely for purposes of determining the timing of payment of amounts owed to Executive as a result of the termination of Executive’s employment with the Corporation pursuant to Sections 10(c)(2)(i), 10(c)(3)(iv), and 10(c)(3)(v) of the Employment Agreement, the term “termination of employment” shall mean Executive’s “separation from service” (as such term is used for such purposes of Section 409A of the Code) with the Corporation and any Related Entities. Executive shall be deemed to have a separation from service on a date only if the Corporation and Executive reasonably anticipate that (a) no further services will be performed for the Corporation or any Related Entities after such date or (b) the level of bona fide services Executive will perform for the Corporation or any Related Entities after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Corporation and any Related Entities if Executive has then been providing services to the Corporation or any Related Entities for less than 36 months). For purposes of this definition, for periods during which Executive is on a paid Leave of Absence and has not otherwise terminated employment, Executive shall be treated as providing bona fide services at a level equal to the level of services that he would have been required to perform to receive the compensation paid with respect to such Leave of Absence. Also, for purposes of this definition, periods during which Executive is on an unpaid Leave of Absence and has not otherwise terminated employment shall be disregarded (including for purposes of determining the 36-month, or shorter period). For purposes of this definition, the term “Related Entity” means any entity which is aggregated with the Corporation or any other entity pursuant to Section 414(b) or 414(c) of the Code or would be so aggregated if the language “at least 50%” were used instead of “at least 80%” each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treasury Regulations Section 1.414(c)-2. Further, for purposes of this definition, the term “Leave of Absence” means a military leave, sick leave or bona fide Leave of Absence of Executive which does not exceed six (6) months (or such longer period for which Executive retains such right to re-employment with the Corporation or Related Entity under an applicable statute or by contract), but only if there is a reasonable expectation that Executive will return to perform services for the Corporation or a Related Entity.

Section 11. Confidentiality/Nondisclosure.

(a) Executive hereby acknowledges that Executive’s employment with the Corporation places Executive in a position of confidence and trust with respect to the business, operations, customers, prospects, and personnel of the Corporation, and that Executive will be given access to trade secrets and confidential and proprietary business information of the Corporation. Executive acknowledges that the Corporation’s trade secrets and confidential and proprietary business information include, but is not limited to, such matters as Corporation patents, trade secrets, systems, products and methodologies (whether or not patentable), formulas, processes, manufacturing procedures, manuals, reports, software and source code used in the Corporation’s production and business processes, customers, identity of vendors, materials used in the manufacturing process, pricing received from vendors, machine settings, business opportunities and prospective business opportunities, costing and pricing procedures, marketing and business strategies, equipment and methods used and preferred by the Corporation and/or its customers, and the amounts paid by such customers for the Corporation’s products (all of the foregoing will be hereinafter referred to as “confidential information”). Additionally, and not by way of limitation, as used above, the term “trade secrets” shall be afforded the broadest construction allowed by the common law, the Virginia Trade Secrets Act, and/or the federal law.

(b) Executive agrees that the Corporation’s confidential information derives independent economic value because it is not generally known or readily ascertainable by other persons who could obtain economic value from the disclosure or use of such information.

(c) Executive acknowledges that the Corporation has invested considerable time and expense in developing and safeguarding its confidential information, and in developing and maintaining personal contacts and relationships with its customers and potential customers. Executive agrees that, in so doing, the Corporation has developed favorable goodwill with customers and with the business community. The Corporation wishes to safeguard its goodwill and confidential information.

(d) Executive pledges his best efforts and utmost diligence to protect the Corporation’s confidential information. Unless required by the Corporation in connection with Executive’s employment or with the Corporation’s express written consent, Executive agrees that he will not, either during his employment with the Corporation or afterwards, directly or indirectly, use or disclose for Executive’s own benefit or for the benefit of another person or entity of any kind, or group of persons and/or entities, any of the Corporation’s confidential information, whether or not the information is acquired, learned, attained, or developed by Executive alone or in conjunction with others. Executive makes the same pledge with regard to the confidential information of the Corporation’s customers, contractors, or others with whom the Corporation has a business relationship.

(e) Executive also agrees that all notes, lists, records, drawings, memoranda, or other documents that are made or compiled by Executive or which were available to Executive concerning any of the Corporation’s business and/or confidential information shall be the exclusive property of the Corporation. Executive agrees to deliver such materials and information to the Corporation upon the termination of the employment relationship or at any other time at the Corporation’s request. Executive understands that the unauthorized taking or disclosure of any of such information or materials could also result in civil and/or criminal liability.

(f) The Corporation expects Executive to respect any trade secrets or confidential information of any of Executive’s former employers, business associates, or any others. Executive agrees to respect the Corporation’s express direction to Executive not to disclose to the Corporation, its officers, or any employees any such information as long as it remains confidential.

(g) Notwithstanding any contrary provision contained herein, Executive will be permitted to retain any documentation reasonably necessary to enforce the terms of this Agreement.

Section 12. Covenant Not to Compete and Non-solicitation.

(a) Executive understands and agrees that the Corporation has disclosed or will disclose confidential information to Executive during his employment with the Corporation, the disclosure or use of which outside the Corporation’s business would be detrimental to the Corporation. Executive further agrees that the Corporation would suffer great loss and damage if Executive should, on his own behalf or on behalf of any other person or entity of any kind, or group of persons and/or entities, use or disclose any of the Corporation’s confidential information.

(b) Executive acknowledges that Executive’s engaging in any business that is competitive with the Corporation would cause the Corporation great and irreparable harm. While employed by the Corporation, Executive shall faithfully devote his best efforts to advance the business and interests of the Corporation and shall not, on his own behalf or another’s behalf, engage in any manner in any other business competing with that of the Corporation.

(c) During the Restricted Period (defined below), Executive shall not, on his own behalf or on behalf of another person or entity of any kind, or group of persons and/or entities, (i) participate in the management or control of any competing business engaged in (y) the offering of services similar to and competitive with the type offered by the Corporation at the time of termination of Executive’s employment and/or (z) the manufacture or sale of products similar to and competitive with the type manufactured, sold or designed by the Corporation at the time of termination of Executive’s employment, or (ii) be employed by any such business (as described in clause (i) above) in a position in which Executive would perform duties that are substantially similar to or the same as and competitive with those performed by Executive on behalf of the Corporation or in a position that would utilize knowledge or skill developed by Executive during such employment with the Corporation. It is expressly provided, however, that this covenant does not preclude Executive from working in the fiber optic and/or copper data communications cabling and connectivity industry in a role that would not compete with the business of the Corporation. The geographic scope of the covenants in this paragraph shall extend to those markets in which the Corporation does business or has active plans to do business at the termination of Executive’s employment. Executive further acknowledges that the covenants in this paragraph are reasonable and necessary to protect the Corporation’s legitimate business interests.

(d) Executive acknowledges that, while employed by the Corporation, Executive will have contact with and/or become aware of the Corporation’s customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. Executive further acknowledges that loss of such customers would cause the Corporation great and irreparable harm. During the Restricted Period, Executive shall not solicit, contact, call upon, or attempt to communicate with any customer or prospective customer of the Corporation on behalf of any business competing with that of the Corporation for the purpose of securing business that is the same as or similar to and competitive with that of the Corporation. This restriction will apply only to any customer or prospective customer of the Corporation with whom the Corporation has had contact during the last twelve (12) months of Executive’s employment with the Corporation. For the purposes of the preceding sentence, “contact” means (i) interaction between the Corporation and the customer or prospective customer that takes place to further the business of either the Corporation or the customer, or (ii) making sales or marketing efforts to or performing services for the customer, or prospective customer on behalf of the Corporation.

(e) During the greater of (i) twelve (12) months after the termination of Executive’s employment with the Corporation for any reason or (ii) the Restricted Period, Executive may not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of the Corporation.

(f) As used in this Section 12, “Restricted Period” shall mean the period of time from the date of Executive’s termination for any reason until the passage of the greater of:

(i)	twelve (12) months; or

(ii)	(A) in the event Section 10(c)(2) of this Agreement is applicable, then twenty-four (24) months; or

(B) in the event Section 10(c)(3) of this Agreement is applicable, then twenty-four (24) months.

Notwithstanding the foregoing, except as set forth in Section 10(c)(4) above, the imposition of the restrictions during the Restricted Period under this Section 12 are conditioned upon the payment by the Corporation to Executive of all amounts provided for under Section 10(c)(2) or Section 10(c)(3) to the extent such Sections are applicable.

(g) The Corporation and Executive agree that the value of the payments made to Executive under Sections 10(c)(2)(i) and (ii), if applicable, and under Sections 10(c)(3)(i) and (ii), if applicable, represent the value being paid to Executive in exchange for his agreement to abide by the restrictions under this Section 12.

Section 13. Ownership of Intellectual Property.

Any and all inventions, discoveries, improvements, or creations (collectively “intellectual property”) that Executive has conceived or made or may conceive or make during his employment with the Corporation that in any way, directly or indirectly, are connected with or related to the Corporation and/or its business, shall be the sole and exclusive property of the Corporation. All works created by Executive under the Corporation’s direction or in connection with the Corporation’s business for which copyrights, trademarks or patents may be sought are “works made for hire” and will be the sole and exclusive property of the Corporation. Any and all copyrights, trademarks or patents to such works, whether actually sought and/or applied for or not, will belong to the Corporation, and Executive shall execute all documents that may be necessary to convey or assign any such rights that Executive may have in such intellectual property to the Corporation or that otherwise may be necessary to enable the Corporation to seek such protection for such intellectual property. To the extent any such works are not deemed to be “works made for hire,” Executive hereby assigns all proprietary rights, including copyrights, trademarks and patents, in such works to the Corporation.

Section 14. Injunctive Relief, Damages, Etc.

Executive agrees that given the nature of the position held by Executive with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief. The covenants contained in Sections 11, 12 and 13 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

In the event either party must proceed with litigation to force the other party to satisfy its obligations under the terms of this Agreement, the court shall award to the prevailing party his or its reasonable litigation and counsel costs incurred to enforce his or its rights under this Agreement.

Section 15. Binding Effect/Assignability.

This Agreement shall be binding upon and inure to the benefit of the Corporation and Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Executive or any beneficiary or beneficiaries designated by Executive. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. Any successor of the Corporation shall be bound by the terms of this Agreement.

Section 16. Governing Law and Venue.

This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without respect to its conflict of laws provisions. The parties agree that exclusive venue for any action to enforce this Agreement shall be the Circuit Court for Roanoke County, Virginia, or the United States District Court for the Western District of Virginia, Roanoke Division.

Section 17. Notices.

Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Executive to his last known address.

Section 18. Entire Agreement.

(a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 19. Amendment and Waiver.

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 20. Severability.

In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 21. Case and Gender.

Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 22. Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its duly authorized representatives and Executive has hereunto set his hand and seal on the day and year first above written.

OPTICAL CABLE CORPORATION

By:	/s/ Craig H. Weber
Craig H. Weber
Chairman of the Compensation Committee of the Board of Directors

By:	/s/ Randall H. Frazier
Randall H. Frazier
Member of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Neil D. Wilkin, Jr.
Neil D. Wilkin, Jr.